EXCHANGE AGENT AGREEMENT

This Exchange Agent Agreement (the “Agreement”) is entered into as of this 21st day of September, 2011 by and between Visual Network Design, Inc, f/k/a Cahaba Pharmaceuticals, Inc., organized and existing under the laws of Nevada (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a corporation having its principal offices in Ardmore, Pennsylvania (the “Exchange Agent”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger and Reorganization with VNDI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Acquisition Corp.”), and Visual Network Design, Inc. dba Rackwise, a Delaware corporation (“Rackwise”), pursuant to which Acquisition Corp. will merger with Rackwise (the “Merger”) and Rackwise will survive as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Merger, all of the outstanding common stock of Rackwise (the “Rackwise Common Stock”) as of the effective time of the Merger (the “Effective Time”), will be cancelled and converted into the right to receive such number of shares of the Company’s common stock, $0.0001 par value per share (“Company Common Stock”), and such number of warrants, each to purchase one-half of a share of Company Common Stock as is equal to the Common Conversion Ratio, which Common Conversion Ratio shall be 1.27126-for-1;

WHEREAS, pursuant to the terms of the Merger Agreement, Rackwise’s stockholders of record as of the Effective Time shall be entitled to receive immediately, in exchange for their Rackwise Common Stock, 95% of the shares of Company Common Stock into which their Rackwise Common Stock were converted (the “Initial Shares”), with the remaining 5% of the shares of Company Common Stock into which their Rackwise Common Stock was converted rounded to the nearest whole number (with 0.5 shares rounded upward to the nearest whole number), being deposited in escrow and held and released in accordance with the terms of an escrow agreement among the Company, an indemnification representative and an escrow agent (the “Escrow Agreement”);

WHEREAS, the Company desires that Broadridge Corporate Issuer Solutions, Inc. act as Exchange Agent pursuant to the Merger and Broadridge Corporate Issuer Solutions, Inc. has indicated its willingness to do so.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.           Appointment of Exchange Agent.  The Company hereby confirms the appointment of Broadridge Corporate Issuer Solutions, Inc. as Exchange Agent, and Broadridge Corporate Issuer Solutions, Inc. hereby agrees to serve as such, upon the terms and conditions set forth herein.

2.	Surrender and Issuance of Shares.

A.	The Company shall promptly inform the Exchange Agent of the Effective Time of the Merger. For purposes of this Agreement “Business Day” shall mean any day that the Exchange Agent is open for business.

B.	The Company has furnished (or shall furnish) the Exchange Agent, with copies of the following documents:

i.	a copy of the Merger Agreement and the Escrow Agreement;
ii.	a letter from the Company, to holders of the Rackwise Common Stock, announcing the effectiveness of the Merger (the “Notice”);
iii.
a letter of transmittal (the “Letter of Transmittal”) to accompany certificates, if any, for shares of Rackwise Common Stock (“Certificates”) when surrendered for exchange and, if applicable, the related Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

iv.
other materials that the Company desires to provide to holders of shares of Rackwise Common Stock (“Stockholders”) in connection with the Merger (together with the Notice and Letter of Transmittal, the “Transaction Documents”), a copy of which materials are attached hereto as Exhibit A.

C.
Following receipt of items (i) - (iv) above and D(i) below in a form reasonably satisfactory to the Exchange Agent, the Exchange Agent will commence to mail the Transaction Documents, together with a return envelope, to the individuals listed on the Record Stockholders List (as defined herein).

D.
As soon as practicable after the Effective Time, the Company shall furnish the Exchange Agent with (i) a list of all of the holders of Rackwise Common Stock as of the Effective Time (the “Record Stockholders List”) who have not exchanged their Rackwise Common Stock at the Effective Time of the Merger, which list shall include the number of shares of Rackwise Common Stock owned by such holders, whether such shares are certificated or uncertificated, the number of shares of Company Common Stock to be received by each holder in the Merger; and (ii) a letter certifying that the Record Stockholders List is final and correct.

E.
The Exchange Agent shall receive the Rackwise Common Stock (the “Rackwise Certificates”) surrendered for exchange.  Subject to the terms and conditions of this Agreement, upon receipt of a Letter of Transmittal from any Stockholder and certificates representing the shares of Rackwise Common Stock (the “Rackwise Certificates”), if such Stockholders shares are certificated, or a Letter of Transmittal only from any Stockholder whose shares of Rackwise Common Stock are uncertificated, the Exchange Agent is authorized to accept such Letter of Transmittal and the accompanying Rackwise Certificates, if any, and to distribute to such holder a new certificate representing 95% of the shares of Company Common Stock to which such holder is entitled to receive in the Merger and to distribute to the Escrow Agent a new certificate representing the remaining 5% of the shares of Company Common Stock to which such holder is entitled to receive in the Merger; provided, however, in the event that any Rackwise Common Stock is tendered after the escrow period provided in the Escrow Agreement has terminated, the new certificate delivered to the holder shall represent 100% of the shares of Company Common Stock to which such holder is entitled to receive in the Merger.

F.
After the Effective Time, once per week, the Exchange Agent shall deliver to Broad and Cassel, via facsimile at 305-995-6398 or electronic mail at kdeutsch@broadandcassel.com and malfonso@broadandcassel.com, a report of the names of the Stockholders whose Rackwise Common Stock were accepted for exchange and the number of shares of the Rackwise Common Stock accepted for exchange during the preceding week; provided, however, the Exchange Agent shall not be required to deliver such weekly report if no Rackwise Common Stock were accepted for exchange during the preceding week.

3.           Notification and Processing. The Exchange Agent is hereby authorized and directed to, and hereby agrees to perform certain functions, including but not limited to the following:

A.
Accept and respond to all telephone requests for information relative to the exchange of any shares of Rackwise Common Stock in connection with the Merger (except that Exchange Agent will not answer questions relating to the sufficiency of the consideration or the tax implications of the Merger); answer questions regarding the proper method of completing a Letter of Transmittal, maintain a toll-free number to respond to inquiries; provide assistance to the holders of Rackwise Common Stock and monitor the response to the exchange; enclose and re-mail the Transaction Documents to interested holders of Rackwise Common Stock; and provide periodic reports as requested to the Company and/or Company as to the status of the exchange;

B.	Date stamp each document relating to its duties hereunder when received;
C.
Receive and examine each Rackwise Certificate, if applicable, submitted for exchange and each accompanying Letter of Transmittal for proper execution in accordance with the terms thereof.  Such examination shall include, but not be limited to, determination that the Record Stockholders List shall indicate no stop order has been issued against the shares of Rackwise Common Stock represented by the surrendered Rackwise Certificates by reason of loss, theft, destruction or other invalidity.  If more than one person is the record holder of any such Rackwise Certificate, the Letter of Transmittal must be signed by each holder. If a holder or joint holders (registrants) hold more than one position in the Company, as indicated by different accounts on the Record Stockholders List, a separate, properly completed and executed Letter of Transmittal must be submitted for each such position held by that or those joint holders (registrants);

D.
Retain or return to any holders (as applicable) those Transaction Documents evidencing some deficiency in execution and make reasonable attempts to inform such holders of the need to correct any such deficiency.  In any instance where the Exchange Agent cannot reconcile such discrepancies by following such procedures, the Exchange Agent shall consult with the Company for instructions as to the number of shares of Rackwise Common Stock, if any, the Exchange Agent is authorized to accept for exchange.  In the absence of such instructions, the Exchange Agent is authorized not to accept any such shares of Rackwise Common Stock for exchange and shall return to the surrendering holder (at the Exchange Agent’s option by either first class mail under a blanket surety bond or insurance protecting the Exchange Agent and the Company from losses or liabilities arising out of the non-receipt of non-delivery of shares of Rackwise Common Stock or by registered mail insured separately for the value of such shares of Rackwise Common Stock) to such holder’s address as set forth in the Letter of Transmittal any Rackwise Certificates for shares of Rackwise Common Stock surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such shares of Rackwise Common Stock.  The Exchange Agent is not authorized to waive any deficiency in connection with the surrender, unless the Company provides written authorization to waive such deficiency.

E.
Accept Letters of Transmittal signed by persons acting in a fiduciary or representative capacity only if such capacity is properly shown on the Letter of Transmittal and proper evidence of their authority so to act has been submitted;

F.
Accept exchanges from persons alleging loss, theft or destruction of their Rackwise Certificates only upon the holder’s completion, including obtaining an open penalty bond protecting the Exchange Agent and the Company, of the Exchange Agent’s procedure for the replacement of lost certificates.  Proper completion of the Exchange Agent’s procedure for the replacement of lost certificates shall be determined solely by the Exchange Agent.

G.
Accept exchanges for Rackwise Certificates to be issued other than in the name that appears on the Rackwise Certificates submitted for exchange, where (i) such Rackwise Certificates are duly endorsed or accompanied by appropriately signed stock powers, (ii) the signature thereon is guaranteed by a financial institution which is a participant in the Securities Transfer Agents Medallion Program (“Stamp”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”), or The Stock Exchange Medallion Program (“SEMP”), (iii) any necessary stock transfer taxes are paid and proof of such payment is submitted or funds therefore are provided to the Exchange Agent, or it is established by the holder that no such taxes are due and payable and (iv) the “Special Transfer or Payment Instructions” in the Letter of Transmittal have been properly completed;

H.	Cancel, as Exchange Agent, all Rackwise Certificates accepted for exchange and retain such Rackwise Certificates pending further instructions from the Company;
I.	Return at the Company request any and all necessary records, information and material concerning and representing un-exchanged shares of Rackwise Common Stock;
J.	Maintain on a continuing basis a list of holders of shares of Rackwise Common Stock that have not yet exchanged their Rackwise Certificates; and
K.	Those other matters included on Exhibit B hereto.

4.          Concerning the Exchange Agent. The Exchange Agent:

A.	shall have no duties or obligations other than those set forth herein and no duties or obligations shall be inferred or implied;
B.
may rely on and shall be held harmless by the Company in acting upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been made or signed by the proper party or parties;

C.	may rely on and shall be held harmless by the Company in acting upon written or oral instructions from the Company with respect to any matter relating to its acting as Exchange Agent;
D.
May consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless by the Company in relying on the advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel;

E.
solely shall make the final determination as to whether or not a Letter of Transmittal and/or Rackwise Certificate received by Exchange Agent is duly, completely and correctly executed in order to qualify for the exchange, and Exchange Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by Exchange Agent hereunder in good faith and in accordance with its determination;

F.
shall not be obligated to take any legal or other action hereunder which might, in its judgment subject or expose it to any expense or liability unless it shall have been furnished with an indemnity reasonably satisfactory to it;

G.	shall not be liable or responsible for any recital or statement contained in any Transaction Document or any other documents relating thereto; and
H.
shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Merger, including without limitation obligations under applicable regulation or law.

This Agreement does not contemplate any service to be provided by Exchange Agent in the case where the conditions of the Merger have not been met in a timely manner.  If necessary, service to be provided by Exchange Agent under such circumstances and remuneration to Exchange Agent therefore, will be established in a mutual agreement between Exchange Agent and the Company, which will become a part of this Agreement.

No later than the business day after the mailing of the Transaction Documents, the Company will provide Exchange Agent with a list of talking points dealing with a list of anticipated questions from holders. It is understood and agreed that Exchange Agent will not provide tax advice, will not interpret tax regulations, will not opine regarding the merits of the Merger, and will not provide any comments related to any legal proceedings related to the Company.

5.	Compensation of the Exchange Agent by the Company.

The Company shall pay the Exchange Agent the fees for the services rendered hereunder, as set forth in the Fee Schedule (attached hereto as Exhibit C).  The Exchange Agent shall also be entitled to reimbursement from the Company for all reasonable and necessary expenses paid or incurred by it in connection with the administration by the Exchange Agent of its duties hereunder.  One half of the total Exchange Agent fees (not including postage) must be paid upon execution of this Agreement.  The remaining half must be paid within fifteen (15) business days thereafter.  An invoice for any out-of-pocket and/or per item fees incurred will be rendered to and payable by the Company within fifteen (15) days of the date of said invoice, except for invoiced estimated postage, printing and mailing expenses, which funds must be received five (5) business days prior to the scheduled mailing date.  It is understood and agreed that all services to be performed by Exchange Agent shall cease if full payment for its services has not been received in accordance with the above schedule, and said services will not commence thereafter until all payment due has been received by Exchange Agent.

6.	Post Exchange Cleanup.

If the Exchange Agent is directed to mail a follow-up letter, then the Exchange Agent will determine the fees and/or expenses it considers appropriate based on the particular program for the Company, and such fees and/or expenses must be mutually agreed upon in writing between the parties before implementation of such mailing.

7.	Performance.

The Exchange Agent shall at all times act in good faith and agrees to use its commercially reasonable efforts to ensure the accuracy and timeliness of all services performed under this Agreement.

8.	Indemnification.

A.
The Company covenants and agrees to indemnify and to hold the Exchange Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses, liabilities or damages, which may be paid, incurred or suffered by or to which it may become subject (collectively, the “Damages”), arising from or out of its duties under this Agreement; provided such Damages do no results from the Exchange Agent’s willful misconduct or gross negligence.  Promptly after the receipt by the Exchange Agent of notice of any demand or claim, or the commencement of any action, suit, proceeding or investigation, the Exchange Agent shall notify the Company thereof in writing.  The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.  Neither Exchange Agent nor Company shall without the other party’s prior written consent, settle or compromise or consent to the entry of any judgment to any pending or threatened action in respect of which indemnification may be sought hereunder.

B.
Exchange Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to Exchange Agent as fees and charges, but not including reimbursable expenses; provided, such limitation shall not apply in the event of the Exchange Agents’ willful misconduct or gross negligence.

C.
In the event any question or dispute arises with respect to the proper interpretation of this Agreement or the Exchange Agent’s duties hereunder or the rights of the Company or of any holders surrendering Rackwise Certificates in the exchange, the Exchange Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and the Exchange Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance reasonably satisfactory to the Exchange Agent and executed by the Company and each such holder and party.  In addition, the Exchange Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the holders and all other parties that may have an interest in the settlement.

9.           Further Assurance.  From time-to-time and after the date hereof, the Company shall deliver or cause to be delivered to the Exchange Agent such further documents and instruments and shall do and cause to be done such further acts as the Exchange Agent shall reasonably request (it being understood that the Exchange Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

10.        Representations, Warranties and Covenants.  The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Merger and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation of it, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity, (d) the Merger will comply in all material respects with all applicable requirements of law, and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Merger.

11.        Term.  The Company may terminate this Agreement at any time by providing 60 days written notification to the Exchange Agent.  The Exchange Agent may terminate this Agreement by providing the Company at least sixty 60 days’ written notice, except that Exchange Agent may terminate this Agreement immediately at any time Company has not paid in full an invoice from the Exchange Agent within the time period described in Section 5 hereof.  Upon the effective date of termination of this Agreement, all property then held by the Exchange Agent on behalf of the Stockholders hereunder shall be delivered by it to such successor agent or as otherwise shall be designated in writing by the parties hereto.  Upon termination of this Agreement, all canceled Rackwise Certificates and related documentation will be returned to the Company.

12.        Notices.  Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Exchange Agent and the Company required or permitted  hereunder shall be delivered or mailed by first class mail, postage prepaid, addressed as follows:

If to the Company, to:

Visual Network Design Inc.
101 California Street, Suite 2450
San Francisco, CA 94111
Attn: Michael A. Peth, Chief Operating Officer
Facsimile: 415.946.8945

with a copy (which shall not constitute notice) to:

Broad and Cassel
One Biscayne Tower, 21st Floor
Miami, FL 33131
Attn: A. Jeffry Robinson, Esq.
Facsimile: 305.373.9443

If to the Exchange Agent, to:

Broadridge Corporate Issuer Solutions, Inc.
1717 Arch St., Suite 1300
Philadelphia, PA 19103
Attn: Meg Keefe

with a copy (which shall not constitute notice) to:

Broadridge Financial Solutions, Inc.
2 Journal Square Plaza
Jersey City, New Jersey 07306
Attention: General Counsel

13.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

14.	Assignment

A.
Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned, nor reasonably withheld, by either party without the written consent of the other party.

B.
The Exchange Agent may, without further consent on the part of the Company, subcontract with subcontractors for systems, processing, telephone and mailing services, and post-Merger cleanup activities, as may be required from time to time; provided, however, that the Exchange Agent shall be fully responsible to the Company for the acts and omissions of any subcontractor.

C.
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Exchange Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Exchange Agent and the Company.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

15.           Amendment.  This Agreement may not be modified, amended or supplemented without an express written agreement executed by each of the parties hereto.

16.           Counterparts.  This Agreement may be executed in separate counterparts, each of which, when executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

17.           No Joint Venture.  This Agreement does not constitute an agreement for a partnership or joint venture between the Exchange Agent and the Company.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

18.           Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, failure of carrier or utilities, equipment or transmission failure or damage that is reasonably beyond its control, or other cause that is reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.  Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

19.           Consequential Damages.  Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement shall be liable for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

20.           Severability.  If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

21.           Confidentiality.  The Exchange Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in the attached schedule, shall remain confidential and shall not be voluntarily disclosed to any other person (except the party’s attorneys and advisors), except with the written approval of the other party or as may be required by law.

22.           Survival.  The provisions of Sections 4, 8, 9, 10, 12, 13, and 18 -22 shall survive any termination of this Agreement.

23.           Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

Broadridge Corporate Issuer Solutions, Inc.		Visual Network Design, Inc.

By:	/s/ Linnette Samuels	By:	/s/ Kenneth Spiegeland

Title:	Vice President	Title:	President & CEO

Date:	September 21, 2011	Date:	September 21, 2011

Exhibit A

TRANSACTION DOCUMENT(S)
(Attached)

Exhibit B

EXCHANGE AGENT SERVICES COVERED

•
Designating an account manager to communicate with all parties hereto and their counsel to establish the terms, timing and procedures required  to carry out Exchange Agent duties, including document review and execution of legal agreement, review of Letters of Transmittal and communication materials, project management, and on-going project updates and reporting

•	Designating an account manager to review and become familiar with all Transaction Documents and provide assistance to holders related to matters concerning the Merger.
•	Uploading a copy of the Record Stockholders List
•	Calculating the number of shares of Company Common Stock to be received by holders after exchange of Rackwise Common Stock
•	Issuing, checking and countersigning all Company Common Stock certificates
•
Preparing labels that include name, address, and number of shares for the mailing of  Letters of Transmittal or at Exchange Agents’ choice, print the same information directly on Letters of Transmittal and/or cover letters

•	Collating and assembling Letters of Transmittal, certificates and/or cover letters and envelopes for mailing
•	Addressing and enclosing Letters of Transmittal, certificates and/or cover letters, and return envelopes, for one-time, one-day mailing to holders
•	Receiving, opening and logging in returned Letters of Transmittals
•	Checking Rackwise Certificates for validity against Record Stockholders List
•	Checking for proper execution of all parts of Letter of Transmittals, including W-9s (if applicable)
•	Efforts related to curing defective Letters of Transmittals, including telephoning and writing holders in connection with unsigned or improperly executed Letters of Transmittal
•	Soliciting by mail and/or phone W-9’s from holders who have not executed them or whose TIN’s do not match our records (if applicable)
•
Reviewing documentation and materials from holders whose Rackwise Certificates are alleged to have been lost, stolen, or destroyed, in order to effect the exchange without Rackwise Certificates surrender

•	Issuing, checking and countersigning Company share certificates after receipt of properly executed Letters of Transmittal and Rackwise Certificates
•	Tracking and reporting as required the number of shares submitted, the shares of Company Common Stock issued and the submitting holders
•	Sealing, addressing, posting (not including postage), and providing envelopes for mailing to holders
•	If Exchange Agent is also the transfer agent to the Company, placing stops against Company Common Stock Certificates alleged to have been either lost, stolen or destroyed in the mail

•	If Exchange Agent is also the transfer agent to the Company, reissuing, recording and mailing Company Common Stock Certificates to replace certificates either lost, stolen or destroyed in the mail
•	Arranging for insurance to cover such non-receipt of Company Common Stock Certificates
•	Providing holder relations services to all holders related to the Merger, including phone, email, regular mail and walk-in inquiries.

2

EXCHANGE AGENT SERVICES NOT COVERED

•	Services associated with new duties, legislation or regulations which become effective after the date of this Agreement (these will be provided on an appraisal basis)
•	All out-of-pocket expenses, including but not limited to, checks, stop check charges, printing costs, postage (at 1.1 times rate), wire transfers, and excess material disposal
•	Escheatment services for un-exchanged shares
•	Reasonable legal review fees if referred to outside counsel
•	Overtime charges at 100% assessed in the event of late delivery of material for mailings, unless the target mail date is rescheduled

3